Exhibit 21

GRANITE SUBSIDIARIES	JURISDICTION OF ORGANIZATION

Granite Response Television, Inc.	Delaware
KBJR License, Inc.	Delaware
KNTV License, Inc.	Delaware
KNTV Television, Inc.	Delaware
KBWB License, Inc.	Delaware
KSEE License, Inc.	Delaware
KBWB, Inc.	Delaware
Queen City Broadcasting of New York, Inc.	New York
KBJR,Inc.	Delaware
KSEE Television, Inc.	Delaware
WEEK-TV License, Inc.	Delaware
WKBW-TV License, Inc.	Delaware
WPTA-TV License, Inc.	Delaware
WPTA-TV, Inc.	Delaware
WTVH License, Inc.	Delaware
WTVH, LLC	Delaware
WXON License, Inc.	Delaware
WXON, Inc.	Delaware
Channel 11 License, Inc.	Delaware